Exhibit 99.1

HUBBARD AND METAMORPHIX ANNOUNCE ALLIANCE TO PRODUCE PREDICTIVE MARKERS FOR BROILER BREEDING

ATLANTA, GA (January 26, 2007) – Hubbard S.A.S. (“Hubbard”) and MetaMorphix, Inc. (“MetaMorphix”) announced today the alliance to jointly develop a set of genomic markers to maximize the genetic progress of Hubbard’s products. Hubbard a leader in broiler breeding, a company of Group Grimaud La Corbière, and MetaMorphix, a leader in development of genomic selection tools, will use MetaMorphix’s GENIUS – Whole Genome System™ to develop predictive genetic markers for desired broiler performance traits. Under the agreement, MetaMorphix will be entitled to receive a royalty on revenues generated from the new breeds.

“The use of the GENIUS – Whole Genome System™ will allow Hubbard to more accurately understand the natural variability expressed at the DNA-level for desirable traits in their pedigree lines. Hubbard geneticists will be able to quickly and accurately identify associations of predictive genetic markers with economically important traits, including health, welfare, meat quality, breeder and broiler traits”, said Dr. Stephane Duthoit, CEO of Hubbard. “In the future, the poultry industry will benefit from the application of this technology via the development of more desirable products for the avian industry, and accelerate Hubbard’s ability to bring these improvements to the marketplace.”

Commenting on the agreement, Dr. Edwin Quattlebaum, President and CEO of MetaMorphix, said “We are especially pleased to be partnering with Hubbard in developing predictive markers, as they are a leading poultry breeder with a longstanding history of being an innovator in providing poultry solutions that focus on performance, health and well-being of breeding stock.”

“This is a significant milestone for MetaMorphix as we now have commercial agreements with industry leaders for our genomic technology in all three major livestock species, including beef (Cargill), swine (Monsanto) and chicken (Hubbard). In addition to further validating our genomic technology, we look forward to a future royalty stream under this agreement” he added.

About Hubbard

Hubbard, a company of Group Grimaud La Corbière, has 85 years of experience in selecting the best genetics for the broiler industry. Nearly 100 countries are supplied with Hubbard breeding stock. Hubbard specializes in state-of-the-art methods that improve the breeding of their pure lines for broilers, in order to respond to current and future needs of the industry. Hubbard operates its breeding programs in 3 different R&D centers in North America and Europe. Hubbard has its own production sites in North America, Europe and Brazil and has longstanding experience in breeding, developing and marketing breeding stock for conventional and alternative markets. Local presence in many countries, combined with the support of dedicated teams in R&D, production, technical service and sales & marketing assure the continuity to deliver products that suit best to the different broiler markets throughout the world.

Hubbard is a company of Group Grimaud La Corbière, who is already involved in avian biotech through its subsidiary Vivalis. Vivalis is based in France and is the world leader in avian stem cell technology.

About MetaMorphix, Inc.

MetaMorphix, Inc. is a life sciences company dedicated to discovering and commercializing multiple technology platforms to improve human and animal health. The Company and its corporate partners are developing products to substantially increase livestock quality and production efficiency, to improve companion animal health, and to treat human muscle degenerative diseases and metabolic disorders utilizing MetaMorphix’s animal genomics and growth and differentiation factors (GDFs) technologies. MetaMorphix is a privately held company founded in 1994 with headquarters in Beltsville, Md. and laboratory facilities in Davis, Calif.

For more information, please contact:

Company Contact:	Investor Relations Contacts:
Hubbard Jane Kelly Executive Administrator jane.kelly@hubbardbreeders.com +1-(603) 756-4411 www.hubbardbreeders.com	Anne Marie Fields afields@lhai.com 1-(212) 838-3777 Bruce Voss (bvoss@lhai.com)

MetaMorphix, Inc. Thomas P. Russo Chief Financial Officer tpr@MetaMorphixInc.com +1-(301) 575-2501 www.MetaMorphixInc.com

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